Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

June 8, 2020
Pluralsight, Inc.
182 North Union Avenue
Farmington, Utah 84025
Re:    Registration Statement on Form S-3 ASR
Ladies and Gentlemen:
We have acted as counsel to Pluralsight, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 ASR (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement, covering an underwritten public offering of up to 11,711,009 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”) by the selling stockholders (the “Selling Stockholders”), which amount includes up to 1,756,651 Shares that may be sold by the Selling Stockholders upon exercise of an over-allotment option granted to the underwriters by the Selling Stockholders identified in the Registration Statement.
We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form to be filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters.
We are acting as counsel for the Company in connection with the sale by the Selling Stockholders of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, and the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion that when the Registration Statement becomes effective under the Securities Act of 1933, as amended and the Shares have been duly issued upon exchange for units of Pluralsight Holdings, LLC (“Holdings”), the corresponding number of Class B common stock of Pluralsight, Inc., $0.0001 par value per share, and the corresponding number of Class C common stock of Pluralsight, Inc., $0.0001 par value per share in accordance with the Fourth Amended and Restated Limited Liability Company Agreement of Holdings and the Company’s Amended and Restated Certificate of Incorporation, as amended, the Shares will be validly issued, fully paid and nonassessable.

AUSTIN	BEIJING	BOSTON	BRUSSELS	HONG KONG	LONDON	LOS ANGELES	NEW YORK	PALO ALTO

SAN DIEGO	SAN FRANCISCO	SEATTLE	SHANGHAI	WASHINGTON, DC	WILMINGTON, DE

Pluralsight, Inc.
June 8, 2020

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation